Exhibit 99.1

In the news release that RCI Hospitality Holdings, Inc. issued January 10, 2022 on PRNewswire, the last column of the table, which compares 1Q22 same-store sales to 1Q20, the row items for Combined, Nightclubs, and Bombshells have been corrected to +11.0%, +8.1%, and +21.1%, respectively. The complete, corrected release follows:

RCI Reports Club and Restaurant Sales of $61.1 Million in 1Q22

HOUSTON—January 11, 2022—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported sales for its Nightclubs and Bombshells restaurants for the fiscal 2022 first quarter ended December 31, 2021.

Eric Langan, President and CEO of RCI Hospitality Holdings, Inc., said, “We had a strong first quarter as we benefited from legacy as well as new locations, namely our 11th Bombshells in Arlington, TX, which opened December 6, and the 12 clubs we acquired mid-October and early November. We didn’t experience any noticeable impact from Omicron until late 1Q22 and hope it will cycle through our markets quickly. We look forward to our first Bombshells franchisee opening its San Antonio location in our March quarter. Full financial results for 1Q22 are expected to be reported by February 9th.”

($ in Millions)	Total Sales			Same-Store Sales
	1Q22 Sales	vs. 1Q21	vs. 1Q20	vs. 1Q21	vs. 1Q20
Combined	$61.1	+61.6%	+27.9%	+21.8%	+11.0%
Nightclubs	$46.3	+86.6%	+23.8%	+30.6%	+8.1%
Bombshells	$14.8	+13.8%	+42.7%	+7.6%	+21.1%

●	RCI is providing comparisons to its pre-COVID 1Q20 (ended December 31, 2019) for illustrative purposes.

●	Sales do not include non-core operations and are preliminary and subject to final closing.

●	The COVID pandemic first impacted sales in RCI’s 2Q20 when all locations were required to close mid-March 2020. Bombshells and some Nightclubs began to reopen May 2020 in RCI’s 3Q20. All Nightclubs were not fully reopened to their full operating hours until 4Q21.

●	All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) www.rcihospitality.com

With more than 50 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas-Fort Worth, Houston, Miami, Minneapolis, Denver, St. Louis, Charlotte, Pittsburgh, Raleigh, Louisville, and other markets operate under brand names such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar.

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2021, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media and Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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